Exhibit 4.4

AMENDMENT NO. 1
TO THE
STOCKHOLDERS RIGHTS AGREEMENT
This Amendment No. 1 to the Stockholders Rights Agreement (this "Amendment No. 1") is made and entered into as of July 28, 2014, by and between Diana Containerships Inc., a Marshall Islands corporation (the "Company"), and Computershare Inc. (as successor to Mellon Investor Services LLC), as Rights Agent (the "Rights Agent").
WHEREAS, the Company and the Rights Agent entered into that certain Stockholders Rights Agreement, dated August 2, 2010 (the "Rights Agreement").
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement as set forth in this Amendment No. 1.
NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agrees as follows:
1.            Certain Definitions.
(a)            The last sentence of the definition of "Acquiring Person" in Section 1 of the Rights Agreement presently reads as follows:

"Notwithstanding the foregoing, Diana Shipping Inc. shall not be considered an Acquiring Person."

This last sentence of the definition of "Acquiring Person" in Section 1 of the Rights Agreement shall hereby be deleted and replaced with the following sentence:

"Notwithstanding the foregoing, neither Diana Shipping Inc. nor 12 West shall be considered an Acquiring Person."

(b)            Section 1 of the Rights Agreement shall hereby be further amended by inserting the following defined term therein:

"12 West" means 12 West Capital Fund LP, 12 West Capital Offshore Fund LP and/or any Affiliates of either of them.

2.            No Further Amendments.  Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
3.            Governing Law.  This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
4.            Descriptive Headings.  Descriptive headings of the several Sections of this Amendment No. 1 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

5.            Counterparts.  This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment No. 1 transmitted electronically (including by facsimile or PDF) shall have the same authority, effect, and enforceability as an original signature.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first written above.

DIANA CONTAINERSHIPS INC.

By:	/s/ Anastasios Margaronis
Name:	Anastasios Margaronis
Title:	President

COMPUTERSHARE INC.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration